UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-08637
                                                                       005-47175
                                                                       000-19836
                                                                       000-09334

                           Time Warner Companies, Inc.
                        Historic TW Inc., as a Guarantor
             AOL LLC (formerly America Online, Inc.), as a Guarantor
                Turner Broadcasting System, Inc., as a Guarantor
--------------------------------------------------------------------------------
(Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


                One Time Warner Center, New York, New York 10019
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(Address, including zip code, and telephone number, including area code, of
Issuer's principal executive offices)





8.11% Debentures due August 15, 2006                          Guarantees of the 8.11% Debentures due August 15, 2006
8.18% Debentures due August 15, 2007                          Guarantees of the 8.18% Debentures due August 15, 2007
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]                    Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                    Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]

Approximate  number of holders of record as of the certification or notice date:
Less than 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of Time Warner Companies, Inc., Historic TW Inc., AOL LLC (formerly America Online, Inc.) and Turner Broadcasting System, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: July 17, 2006                     By: /s/ Brenda C. Karickhoff
                                           ------------------------------------
                                           Brenda C. Karickhoff
                                           Senior Vice President of Time Warner
                                           Companies, Inc.


Date: July 17, 2006                     By: /s/ Brenda C. Karickhoff
                                           ------------------------------------
                                           Brenda C. Karickhoff
                                           Senior Vice President of Historic
                                           TW Inc.


Date: July 17, 2006                     By: /s/ Brenda C. Karickhoff
                                           ------------------------------------
                                           Brenda C. Karickhoff
                                           Vice President of AOL LLC (formerly
                                           America Online, Inc.)


Date: July 17, 2006                     By: /s/ Brenda C. Karickhoff
                                           ------------------------------------
                                           Brenda C. Karickhoff
                                           Vice President of Turner Broadcasting
                                           System, Inc.